Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-173109) and related Prospectus of BGC Partners, Inc. for the registration of 10,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our reports, dated March 16, 2011, with respect to the consolidated financial statements and financial statement schedule of BGC Partners, Inc. and the effectiveness of internal control over financial reporting of BGC Partners, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

New York, New York

June 20, 2011